Exhibit 10.5

ACTIQ SUPPLEMENTAL LICENSE AND SUPPLY AGREEMENT

This ACTIQ Supplemental License and Supply Agreement (this “Agreement”) is entered into as of this 1st day of February 2006 (the “Effective Date”) by and between Cephalon, Inc., a Delaware corporation, having its principal place of business located at 41 Moores Road, P.O. Box 4011, Frazer, Pennsylvania 19355, and Barr Laboratories, Inc., a Delaware corporation, having its principal place of business located at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677.

WHEREAS, Cephalon controls and has the right to grant rights under certain patent rights relating to Cephalon’s proprietary pharmaceutical product known as ACTIQ®, a drug indicated for the treatment of breakthrough cancer pain, and is the assignee or exclusive licensee of certain rights in, and has the right to grant sublicenses under certain patent rights relating to ACTIQ®;

WHEREAS, Cephalon is developing a substantially sugar-free formulation of ACTIQ® (“ACTIQ SF”) and controls and has the right to grant rights under certain patent rights relating to ACTIQ SF; and

WHEREAS, in order to resolve certain antitrust concerns raised by the Federal Trade Commission (the “Commission”) in connection with Cephalon’s acquisition of CIMA LABS INC. (“CIMA”), and as a condition of Commission approval of such acquisition, Cephalon entered into an Agreement Containing Consent Order (“Consent Agreement”), which required Cephalon to enter into a license and supply agreement with Barr to develop, manufacture and market generic versions of ACTIQ® and ACTIQ SF, including contingent supply of both products;

WHEREAS, on July 7, 2004, Cephalon and Barr entered into that certain License and Supply Agreement (the “Existing License and Supply Agreement”) pursuant to which Cephalon granted to Barr certain rights and licenses and assumed certain supply and other obligations, as required under the Consent Agreement;

WHEREAS, in connection with Barr’s submission of ANDA No. 77-312 to the Food and Drug Administration (the “FDA”) under Section 505(j) of the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 355(j)), Cephalon filed suit against Barr in an action captioned Cephalon, Inc., et al. v. Barr Laboratories, Inc., Civil Action No. 05-29 (JJF), in the United States District Court for the District of Delaware, and Barr answered the complaint by denying infringement, by asserting affirmative defenses of noninfringement and invalidity, and by filing counterclaims for declaratory judgment of noninfringement and invalidity;

WHEREAS, simultaneously with the execution of this Agreement, Cephalon and Barr have entered into that certain Actiq Settlement Agreement pursuant to which the Parties have resolved and settled the claims described above; and

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

WHEREAS, in connection with such settlement, and without amending or modifying any terms and conditions of the Existing License and Supply Agreement, Cephalon wishes to grant to Barr, and Barr wishes to receive, the additional rights and licenses set forth in this Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which is hereby affirmed, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.             DEFINITIONS

All capitalized terms not defined herein shall have the respective meanings ascribed to such terms in the Existing License and Supply Agreement. The following terms shall have the following respective meanings:

1.1           “ACTIQ Licensed Product” means both “ACTIQ Licensed Product” and “ACTIQ SF Licensed Product” as each of those terms are defined in the Existing License and Supply Agreement.

1.2           “Affiliate” means any corporation, partnership, joint venture or firm which controls, is controlled by or under common control with a specified person or entity. For purposes of this definition, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policy decisions of such non-corporate entities.

1.3           “Barr” means Barr Laboratories, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, and its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups, and the respective directors, officers, employees, agents and representatives, successors, and assigns of each.

1.4           “Cephalon” means Cephalon, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 41 Moores Road, Frazer, Pennsylvania, and its directors, officers, employees, agents and representatives, predecessors, successors, and assigns; its subsidiaries, divisions, groups, and the respective directors, officers, employees, agents and representatives, successors, and assigns of each.

1.5           “Exclusivity Period” means the period from December 6, 2006 through the Existing License Effective Date.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.6           “Existing License Effective Date” means the date on which the license granted under Section 2.1(a) (i), (ii) and (iv) of the Existing License and Supply Agreement becomes effective under Section 2.1(b) of the Existing License and Supply Agreement.

1.7           “Generic Subject OTFC Product” means any Subject OTFC Product that is not marketed under the ACTIQ® mark.

1.8           “Licensed Patents” means the (a) ACTIQ Patent Rights, including those patents owned by Cephalon and identified in Exhibits C and E to the Existing License and Supply Agreement, (b) ACTIQ Patent Rights licensed to Cephalon, including those identified in Exhibit D to the Existing License and Supply Agreement, and (c) ACTIQ SF Patent Rights, including those patents owned by Cephalon and identified in Exhibit F to the Existing License and Supply Agreement.

1.9           “Net Profits” shall mean the gross receipts derived in arms-length transactions from the sale of ACTIQ Licensed Product in the United States by Barr (or by its Affiliates), to independent third parties in the United States, less the sum of the following items:

(a)           Import, export, excise and sales taxes and custom duties paid or allowed by the selling party and any other governmental charges imposed upon the production, importation, use or sale of ACTIQ Licensed Product by Barr and/or its Affiliates;

(b)           Credit for returns, refunds, rebates and allowances, or trades to customers for returned or recalled ACTIQ Licensed Product;

(c)           Trade, quantity and cash discounts actually allowed;

(d)           Transportation, freight and insurance allowances;

(e)           Rebates to wholesalers, administrative fees in lieu of rebates paid to managed care and other similar institutions, chargebacks and retroactive price adjustments, including Shelf Stock Adjustments, and any other similar allowances which effectively reduce the net selling price; and

(f)            The purchase price paid to Cephalon for ACTIQ Licensed Product pursuant to Section 6.1(d) of the Existing License and Supply Agreement, as incorporated herein by Section 4.1(c) of this Agreement, or Barr’s direct and reasonable costs of making ACTIQ Licensed Product, as applicable, which shall in no event be greater than Barr’s costs of purchasing ACTIQ Licensed Product from Cephalon pursuant to Section 6.1(d) of the Existing License and Supply Agreement as so incorporated.

Gross and Net Profits shall be calculated according to US GAAP. Sales or transfers between or among a Party and its Affiliates shall be excluded from the computation of Net Profits except where such Affiliates are end users, but Net Profits shall include the subsequent final sales to third parties by such Affiliates.

Where (i) ACTIQ Licensed Product is sold as one of a number of items without a separate price; or (ii) the consideration for the ACTIQ Licensed Product shall include any non-cash element; or (iii) the ACTIQ Licensed Product shall be transferred in any manner other than

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

an invoiced sale, the gross sales applicable to any such transaction shall be deemed to be the selling party’s average gross sales in the United States for the applicable quantity of ACTIQ Licensed Product during the calendar quarter. If there are no independent gross sales of ACTIQ Licensed Product in the United States at that time, then Barr and Cephalon shall mutually agree on a surrogate measure to be used in lieu thereof.

1.10         “Party” or “Parties” means a party, or the parties, to this Agreement.

1.11         “Pediatric Exclusivity” means exclusivity obtained in accordance with the requirements of Section 505(a) of the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 355(a)).

1.12         “Shelf Stock Adjustment” means the customary practice of providing a purchaser of ACTIQ Licensed Product an adjustment to the net purchase price for on-hand inventory in response to an offer from a supplier of a competing Generic Subject OTFC Product,.

1.13         “Subject OTFC Product” means [**].

2.             GRANT OF RIGHTS

2.1           Exclusivity; License. If, and only if, the Existing License Effective Date has not occurred on or prior to December 6, 2006, then the following terms and conditions shall apply:

(a)           Exclusive Authorized Generic. During the Exclusivity Period, Cephalon shall not market or sell, nor shall it license or authorize any entity other than Barr to market or sell, Generic Subject OTFC Products in the United States.

(b)           Grant of Licenses. Cephalon grants to Barr an irrevocable, non-transferable, exclusive (even as to Cephalon) license, without the right to sublicense, to develop, use, sell, offer for sale, distribute or have distributed, promote or advertise, import or have imported ACTIQ Licensed Product solely in the United States and solely during the Exclusivity Period, in each case, under:

(i)            the Licensed Patents; and

(ii)           (A) the U.S. Trademark Registration No. 2,622,734 as needed for a single dose entity of an ACTIQ Licensed Product (B) any trademark or trade dress covering the size, shape and color of a single dose entity of ACTIQ Licensed Product, to the extent Barr desires; and (C) the appearance, structure, textual or graphical content and/or color scheme of any labeling, dosing information, product inserts, Skeeper or other materials, and any Risk Management Program, as may be necessary for the marketing and sale of ACTIQ Licensed Product.

The Parties acknowledge Barr’s rights to certain manufacturing know-how, technology and material with respect to ACTIQ Licensed Product under Sections 2.1(a)(iii) and 2.2(a)(ii) of the Existing License and Supply Agreement entered into effect as of July 7, 2004.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c)           Pediatric Exclusivity. If, and only if, the Existing License Effective Date has not occurred on or prior to December 6, 2006, then, during the Exclusivity Period, Cephalon shall grant a license to Barr with respect to any such Pediatric Exclusivity that may exist during such period with respect to ACTIQ or ACTIQ SF. Cephalon shall reasonably cooperate with Barr in notifying the FDA that Cephalon has waived Pediatric Exclusivity with respect to Barr, including, but not limited to, by filing with the FDA a dated and executed copy of the letter attached as Exhibit H to the Existing License and Supply Agreement.

(d)           Expiration. Barr’s rights under Section 2.1(a), 2.1(b) and 2.1(c) shall expire as of the Existing License Effective Date. It is understood and agreed by the Parties that the terms of the FTC Consent and the Existing License and Supply Agreement may provide rights and obligations in addition to those set forth herein, and the grant or expiration of rights under this Section 2.1 shall not be deemed to change, modify, amend or supersede any such other rights or obligations.

(e)           Reservation. For purposes of clarity, nothing in this Section 2.1 shall be deemed to limit or prevent Cephalon or its Affiliates or their respective licensees from developing, making, having made, using, selling, offering for selling, distributing or having distributed, promoting or advertising, importing or having imported ACTIQ or ACTIQ SF under the ACTIQ® mark.

3.             ROYALTIES

3.1           Royalty. Barr shall pay Cephalon a royalty of [**] ACTIQ Licensed Product sold by Barr or its Affiliates during the Exclusivity Period.

3.2           Reporting. Not later than [**], Barr shall deliver to Cephalon a statement setting forth the Net Profits generated during the Exclusivity Period, itemized in such manner as may be reasonably requested by Cephalon and containing such sales information as Cephalon may reasonably require.

3.3           Payment. Barr shall pay to Cephalon all royalties due hereunder on or before [**]. All payments hereunder shall be made by check or wire transfer to such bank and account as Cephalon may from time to time designate in writing. All payments shall be made in U.S. Dollars. All payments due hereunder but not paid on the due date shall bear interest (in U.S. Dollars) at the rate which is the lesser of: (a) [**]; and (b) the maximum lawful interest rate permitted under applicable law. No part of any amount payable to Cephalon hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which Barr might have against Cephalon or any of its Affiliates.

3.4           Annual True-Up. Within [**] after the end of each calendar year during the Term, Barr shall perform a “true up” reconciliation (and shall provide Cephalon with a written report of such reconciliation) of the deductions specified in Section 1.9 (a), (b) (excluding returns), (c), (d), (e) and (f). The reconciliation shall be based on actual cash paid or credits

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

issued and estimates related to the reported invoiced sales, but not yet issued for such items. If the foregoing reconciliation report shows either an underpayment or an overpayment to Barr, then Cephalon or Barr (respectively) shall pay the amount of the difference to the other within [**] of the date of delivery of such report.

3.5           Final Returns True-Up. Within [**] of the termination or expiration of this Agreement, Barr shall perform a “true-up” reconciliation (and shall provide Cephalon with a written report of such reconciliation) of the deductions for returns specified in Section 1.9 (b). The reconciliation shall be based on actual cash paid or credits issued for returns, through the [**] period following the termination or expiration. If the foregoing reconciliation report shows either an underpayment or an overpayment to Barr, then Cephalon or Barr (respectively) shall pay the amount of the difference to the other within [**] of the date of delivery of such report.

3.6           Right to Audit. Barr agrees to make and keep full and accurate books and records in sufficient detail to enable royalties payable to Cephalon hereunder to be determined. Cephalon shall have the right to appoint an independent accounting firm, reasonably acceptable to Barr (“Independent Auditor”), to make a special audit of the books and records of Barr that pertain to [**]. The Independent Auditor shall treat as confidential all information obtained in such audit and shall not disclose the same to Cephalon or others, except that the Independent Auditor may disclose to Cephalon such information as may pertain to [**]. Upon ten (10) days prior written notice to Barr, the Independent Auditor shall have full access to the books and records of Barr necessary [**]. [**]. If it is determined following such audit that [**], then [**].

4.             OTHER PROVISIONS

4.1           The following provisions of the Existing License and Supply Agreement shall be deemed to be incorporated herein, but only to the extent that such provisions apply with respect to the subject matter of this Agreement:

(a)           Section 4.1(a) (except that, for purposes of this Agreement, such provision shall apply with respect to infringement of any ACTIQ Patent Rights or ACTIQ SF Patent Rights to which Barr has an effective license under this Agreement);

(b)           Section 5.1 (except that, for purposes of this Agreement, the reference to “License Effective Dates” shall be deemed to refer to the first day of the Exclusivity Period, and excluding subsection (iii) of Section 5.1);

(c)           Section 6.1 (except that, for purposes of this Agreement, (i) each reference to “30 days prior to” in the first paragraph of Section 6.1 shall be deemed to refer to 30 days prior to the start of the Exclusivity Period, (ii) Barr’s rights under such provision shall expire as of the expiration of the Exclusivity Period, (iii) the forecasts from Barr referenced in Section 6.1(e) shall be due starting [**] prior to the start of the Exclusivity Period, (iv) cross-references shall be deemed to refer to the corresponding provisions of this Agreement to the extent included

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

or incorporated herein; and (v) the quality agreement described in Section 6.1(n) shall be negotiated and agreed at least [**] prior to the start of the Exclusivity Period);

(d)           Sections 6.2 through 6.4;

(e)           Section 7.2;

(f)            Section 8.1

(g)           Section 8.2 (except that, for purposes of this Agreement, (i) the reference to “Section 2.1” and “Section 2.2” shall be deemed to be a reference to Section 2.1 of this Agreement, and (ii) references to the “ACTIQ Patent Rights License Effective Date” the “ACTIQ SF Patent Rights License Effective Date” and the “respective License Effective Date” shall be deemed to be references to the first day of the Exclusivity Period);

(h)           Section 8.3;

(i)            Article 9; and

(j)            Article 10 (except that (i) cross-references shall be deemed to refer to the corresponding provisions of this Agreement to the extent included or incorporated herein, and (ii) in no event shall either Party be entitled to, or required to provide, any duplicative remedy, indemnification or recovery arising from the same act, omission, fact or circumstance);

provided, however, that the terms and conditions of this Article 4 shall apply herein as described above if, and only if, the Existing License Effective Date has not occurred on or prior to December 6, 2006.

4.2           Supply Terms. The provisions of Sections 6.1 through 6.4 of the Existing License and Supply Agreement, as modified and incorporated herein pursuant to Section 4.1 above, shall govern the Parties’ rights and obligations with respect to the supply of ACTIQ Licensed Product by Cephalon to Barr for sale by Barr during the Exclusivity Period.

5.             TERM

5.1           Term. The term of this Agreement shall commence as of the Effective Date and shall remain in effect until the Existing License Effective Date.

5.2           Survival of Rights and Terms. Termination or expiration of this Agreement shall not affect any accrued rights of either Party. The terms and conditions of Articles 3 and 6 and Sections 4(f) and 4(g) of this Agreement shall survive the expiration or termination of this Agreement for any reason.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6.             GENERAL

6.1           Headings. The headings and captions used herein are for the convenience of the Parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

6.2           Severability. In the event that any provision of this Agreement is found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable shall substantially affect the remaining rights or obligations granted or undertaken by either Party.

6.3           Entire Agreement. This Agreement and the Actiq Settlement Agreement dated February 1, 2006 between the Parties contain the entire agreement of the Parties regarding the subject matter hereof and thereof and supersede all prior agreements, understandings or conditions (whether oral or written) regarding the same; provided, however, that nothing in this Agreement shall be deemed to change, amend, modify, supplement or supersede any term or condition of the Existing License and Supply Agreement, which agreement shall remain in full force and effect in accordance with its terms. In the event of any conflict between the terms and conditions of the Existing License and Supply Agreement and this Agreement, the terms and conditions of the Existing License and Supply Agreement shall govern. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.

6.4           Assignment. This Agreement and the rights established hereunder may not be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, that prior written consent shall not be required in the case of a decision on the part of Barr to discontinue the sale of the ACTIQ Licensed Product and to assign all of Barr’s rights thereto and obligations therefor under this Agreement to a third party; or in the case of a sale or transfer of all or substantially all of the assets of the assigning Party or a merger of the assigning Party in which the holders of such Party’s capital stock prior to such merger do not hold a majority of the capital stock immediately following such merger. In the event that this Agreement is assigned, it shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

6.5           Independent Contractors. The Parties are independent contractors under this Agreement. Nothing contained in this Agreement is to be construed so as to create a joint venture or to constitute Cephalon and Barr as partners, agents or employees of the other, including with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking with any third party. Each Party is solely responsible for the payment of any and all taxes arising from the existence or operation of its business or from the performance of its obligations hereunder including, without limitation, income taxes, withholding taxes, employee payroll and social security and welfare

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

taxes which may be imposed upon said Party in accordance with applicable laws. Similarly, each Party is solely responsible for satisfying any and all obligations which may arise from its employment of any persons.

6.6           Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

6.7           Notices and Reports. All notices, consents or approvals required by this Agreement shall be in writing and sent by express courier, certified or registered air mail, postage prepaid or by facsimile or cable (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties. Notices shall be deemed effective on the date of mailing.

If to Cephalon:

Cephalon, Inc.

41 Moores Road

P.O. Box 4011

Frazer, Pennsylvania 19355

Attention:  Senior Vice President & General Counsel

Facsimile:  (610) 344-7563

If to Barr:

Barr Laboratories, Inc.

400 Chestnut Ridge Road

Woodcliff Lake, NJ 07677

Attention:  President

Facsimile:  (201) 930-3335

6.8           Disputes; Applicable Law

(a)           Governing Laws. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, United States of America.

(b)           Dispute Resolution. In the event that any dispute arising between the Parties relating to this Agreement cannot be resolved by their respective staffs, said dispute shall be referred promptly to the Chief Executive Officer of Cephalon and the Chief Executive Officer of Barr, who shall make a good faith effort to resolve the matter within thirty (30) days from the date of any such referral. In the event that the Parties still cannot amicably resolve any such dispute or claim, then the Parties shall be free to seek any remedy available at law or in equity.

6.9           Force Majeure. Either Party’s failure to perform its obligations hereunder (except to make payments hereunder) shall be excused to the extent and for the period of time such

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

nonperformance is caused by an event of force majeure, including but not limited to war, invasion, fire, explosion, flood, riot, strikes, acts of God, delays or defaults of carriers, energy shortage, failure or curtailment in Cephalon’s usual sources of supply, acts of government (other than acts prohibiting the sale of ACTIQ Licensed Product resulting from Cephalon’s failure to supply Cephalon Supplied Product in compliance with the specifications or cGMPs (i.e., failure to comply with 21 C.F.R. §§ 210 and 211), Cephalon’s violations of EPA laws, OSHA non-compliance of Cephalon (including facilities) or Cephalon’s violations under 21 C.F.R. § 11), its agencies or instrumentalities, or contingencies or causes beyond such Party’s reasonable control.

6.10         Waiver. The waiver by either Party of a breach of any provision that is contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

6.11         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and shall have the force and effect of an original.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives, as of the day and year first above written.

BARR LABORATORIES, INC.		CEPHALON, INC.

By:	/s/ Paul M. Bisaro	By:	/s/ Frank Baldino, Jr., Ph.D

Printed Name:	Paul M. Bisaro	Printed Name:	Frank Baldino, Jr., Ph.D

Title:	President	Title:	Chairman and CEO

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.